EXHIBIT 99.1

Vical Reports Second Quarter 2018 Financial and Operational Results

SAN DIEGO, Aug. 07, 2018 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months ended June 30, 2018. Net loss for the second quarter of 2018 was $4.9 million, or $0.22 per share, compared with a net loss of $3.3 million, or $0.30 per share, for the second quarter of 2017. Revenues for the second quarter of 2018 were $0.7 million, compared with revenues of $3.4 million for the second quarter of 2017, reflecting a decline in revenues from Astellas Pharma Inc. for services performed under ASP0113 collaborative agreements.

Vical recently announced plans to explore a range of strategic options to enhance shareholder value. The company retained MTS Health Partners, L.P. to assist in the strategic review process. There is no set timetable for the review process and there can be no assurance that the process will result in a transaction.

Vical had cash and investments of $54.3 million at June 30, 2018. The Company’s cash burn for the second quarter of 2018 was $4.0 million, which was consistent with the Company’s full year 2018 guidance of between $20 million and $24 million.  The Company anticipates ending 2018 with a minimum of $40 million, which, in the absence of a strategic transaction, Vical believes to be sufficient to fund operations through the announcement of top-line data from its Phase 2 clinical trial of VL-2397, expected in 2020.

Program updates include:

VL-2397 Antifungal Candidate

  The multinational Phase 2 registration trial comparing VL‑2397 to standard first-line treatment for invasive aspergillosis in immunocompromised adults with acute leukemia or recipients of an allogeneic hematopoietic cell transplant is ongoing (ClinicalTrials.gov Identifier: NCT03327727). Vical expects to conduct the trial in approximately 40 major cancer and transplantation centers in North America, Europe and Asia. The FDA has advised that VL‑2397 would be eligible for a Limited Use Indication (LUI) approval for the treatment of invasive aspergillosis for patients with limited treatment options. The FDA has also granted Vical Qualified Infectious Disease Product (QIDP), Orphan Drug and Fast Track designations for VL‑2397 for the treatment of invasive aspergillosis. VL-2397 has a novel mechanism of antifungal action and could be the first therapeutic in a new class of antifungals.

VR-CHB01 Hepatitis B Virus (HBV) Therapeutic Candidate

  The Company is pursuing preclinical development of a novel treatment for chronic HBV infection based on its DNA and lipid-delivery technologies. The initial aim of this program will be to demonstrate proof of concept for inhibiting HBV infection in an in vivo model. The Company expects to complete the initial stage of preclinical development in the fourth quarter of 2018.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, including antiviral and antifungal candidates. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, sufficiency of current cash resources to fund future operations, anticipated developments in independent and collaborative programs, including the plans, timing of initiation, enrollment and announcement of data for clinical trials, timing for potential regulatory submissions, potential benefits of Vical’s product candidates, whether Vical or others will continue development of VR-CHB01, VL-2397 or any other independent or collaborative programs, as well as Vical’s plans to explore strategic alternatives and the potential benefits of a strategic transaction. Risks and uncertainties include whether Vical or others will continue development of VL-2397, VR-CHB01 or any other independent or collaborative programs; the risk that the FDA does not grant LUI approval of VL-2397 following the results of Vical’s Phase 2 clinical trial; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether Vical or its collaboration partners will be able to obtain regulatory approvals, allowances or guidance necessary to commercialize any product or to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials or regulatory submissions will be initiated or completed on the timelines Vical currently expects; whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; whether Vical will have access to sufficient capital to fund its planned development activities; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; Vical’s ability to identify potential strategic transactions and to complete any transaction that it pursues; whether Vical will be able to realize the expected benefits of any transaction; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Six Months Ended
Statements of Operations	June 30,		June 30,
(in thousands, except per share amounts)	2018	2017	2018	2017
Revenues:
Contract revenue	$725	$3,369	$1,431	$6,270
License and royalty revenue	10	52	20	356
Total revenues	735	3,421	1,451	6,626
Operating expenses:
Research and development	3,602	3,639	7,266	6,939
Manufacturing and production	-	1,602	1,436	2,911
General and administrative	2,261	1,591	4,378	3,100
Total operating expenses	5,863	6,832	13,080	12,950
Loss from operations	(5,128)	(3,411)	(11,629)	(6,324)
Net investment and other income	260	91	491	180
Net loss	$(4,868)	$(3,320)	$(11,138)	$(6,144)
Basic and diluted net loss per share	$(0.22)	$(0.30)	$(0.51)	$(0.55)
Weighted average shares used in computing
basic and diluted net loss per share	21,837	11,139	21,834	11,121

Balance Sheets			June 30,	December 31,
(in thousands)			2018	2017
Assets:
Cash, cash equivalents, and marketable
securities, including restricted			$52,095	$60,691
Other current assets			1,610	15,626
Total current assets			53,705	76,317
Long-term investments			2,237	2,209
Property and equipment, net			165	606
Other assets			659	1,362
Total assets			$56,766	$80,494

Liabilities and stockholders' equity:
Current liabilities			$3,181	$16,917
Stockholders' equity			53,585	63,577
Total liabilities and stockholders' equity			$56,766	$80,494

Contacts:	Andrew Hopkins	Anthony Ramos
	(858) 646-1127	Vice President and Chief Financial Officer
Website: www.vical.com